Exhibit 99

Contact:	Cynthia Swain Vice President, Corporate Communications L-3 Communications 212-697-1111

Contact:	Financial Dynamics Investors: Eric Boyriven, Alexandra Tramont For Immediate Release Media: Evan Goetz 212-850-5600

L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2006 RESULTS
-Net Sales, Operating Income and Diluted Earnings Per Share Increase
16.7%, 11.3% and 10.5%, Respectively

NEW YORK, NY, January 31, 2007 - L-3 Communications (NYSE: LLL) today announced results for the 2006 fourth quarter, with net sales of $3,385.2 million, including organic sales growth(1) of 8.9%, operating income of $340.8 million, diluted earnings per share of $1.37, net cash from operating activities of $339.1 million and free cash flow(2) of $286.1 million.

‘‘L-3 finished the year with strong operational performance, generating record sales, earnings, cash flows, orders and backlog in addition to strong organic sales in the fourth quarter, underscoring the contribution of L-3’s executive team and employees,’’ said Michael T. Strianese, President and Chief Executive Officer of L-3 Communications. ‘‘We look forward to another strong year for 2007. The company is well-positioned in its core business areas. We will continue to grow organically and generate significant cash flows that will be used to increase returns for our shareholders through share repurchases, dividends and continued acquisition growth.’’

Diluted earnings per share (EPS) for the 2006 fourth quarter increased by $0.13, or 10.5%, to $1.37, compared to $1.24 for the 2005 fourth quarter. Effective January 1, 2006, the company adopted the provisions of SFAS No. 123R, Share-Based Payment (SFAS 123R), which reduced the 2006 fourth quarter diluted EPS by $0.06, compared to the 2005 fourth quarter diluted EPS. Excluding the impact of SFAS 123R, diluted EPS would have grown by 15.3%. Net income for the 2006 fourth quarter increased by $22.2 million, or 14.7%, to $173.6 million, compared to net income of $151.4 million for the 2005 fourth quarter.

For the 2006 fourth quarter, consolidated net sales increased by $485.0 million, or 16.7%, to $3,385.2 million, compared to consolidated net sales of $2,900.2 million for the 2005 fourth quarter. Consolidated organic sales growth was 8.9%, or $258.3 million, driven primarily by strong demand for government services, aircraft modification, base support operations, secure networked communications products and several specialized products, partially offset by volume declines for airport security systems. The increase in consolidated net sales from acquired businesses was $226.7 million, or 7.8%.

Consolidated operating income increased by $34.7 million, or 11.3%, to $340.8 million for the 2006 fourth quarter, compared to $306.1 million for the 2005 fourth quarter, and consolidated operating margin declined by 0.5 percentage points to 10.1% for the 2006 fourth quarter, compared to 10.6% for

Notes:

(1)	Organic sales growth is defined as the increase or decrease in sales for the current period compared to the prior period, excluding sales in the current period from business acquisitions that have been included in L-3’s actual results of operations for less than twelve months.

(2)	See discussion, definition and calculation of free cash flow on the financial tables attached to this press release.

L-3 Communications Announces Results for the 2006 Fourth Quarter	Page 2

the 2005 fourth quarter. Consolidated operating margin decreased by 0.3 percentage points due to SFAS 123R stock-based compensation expense. The remaining decline in operating margin was primarily related to new product development costs, contract sales mix and severance costs for certain administrative consolidation activities. The changes in operating margin are further explained in the company’s reportable segment results discussed below.

Interest and other income was $5.8 million for the 2006 fourth quarter, compared to an expense of $0.9 million for the 2005 fourth quarter. The 2005 fourth quarter included a charge of $5.8 million to write-down the carrying value of certain investments, which did not recur in the 2006 fourth quarter.

Interest expense for the 2006 fourth quarter increased by $6.9 million, or 10.2%, to $74.5 million, compared to interest expense of $67.6 million for the 2005 fourth quarter. The increase is primarily due to higher interest rates on the company’s variable interest rate senior term loan facility.

The effective income tax rate for the 2006 fourth quarter decreased to 35.7% from 35.8% for the 2005 fourth quarter.

Funded orders for the 2006 fourth quarter increased by $1,091.6 million, or 39.4%, to $3,864.6 million from $2,773.0 million for the 2005 fourth quarter. Funded backlog at December 31, 2006 increased by $1,742.1 million, or 24.9%, to $8,743.0 million from $7,000.9 million at December 31, 2005.

Net cash from operating activities for the 2006 fourth quarter increased by $71.8 million, or 26.9%, to $339.1 million from $267.3 million for the 2005 fourth quarter. Free cash flow for the 2006 fourth quarter decreased by $0.9 million, or 0.3%, to $286.1 million from $287.0 million for the 2005 fourth quarter.

FULL YEAR RESULTS

For the year ended December 31, 2006, diluted EPS increased by $0.02, or 0.5%, to $4.22 per share, compared to $4.20 for the year ended December 31, 2005. Net income for the year ended December 31, 2006 increased by $17.6 million, or 3.5%, to $526.1 million, compared to $508.5 million for the year ended December 31, 2005. The year ended December 31, 2006 included a litigation charge of $129.0 million ($78.2 million after income taxes, or $0.63 per share) for an adverse jury verdict (the ‘‘Litigation Charge’’) and a charge of $39.2 million ($25.5 million after income taxes, or $0.20 per share) in connection with the company’s voluntary review of its past stock option granting practices and the related accounting (the ‘‘Stock-Based Charge’’). Each of these charges was recorded in the 2006 second quarter. These charges are more fully described in the company’s latest Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Excluding the Litigation and Stock-Based Charges, diluted EPS would have increased by $0.85, or 20.2%, to $5.05 for the year ended December 31, 2006, compared to $4.20 per share for the year ended December 31, 2005, and net income for the year ended December 31, 2006 would have increased by $121.3 million, or 23.9%, to $629.8 million from $508.5 million for the year ended December 31, 2005. SFAS 123R stock-based compensation expense reduced diluted EPS for the year ended December 31, 2006 by $0.24, compared to the year ended December 31, 2005. Excluding the impact of SFAS 123R and the Litigation and Stock-Based Charges, diluted EPS would have grown by 26.0%.

For the year ended December 31, 2006, consolidated net sales increased by $3,032.2 million, or 32.1%, to $12,476.9 million from consolidated net sales of $9,444.7 million for the year ended December 31, 2005. Consolidated organic sales growth was 9.3%, or $875.1 million, driven primarily by strong demand for government services, ISR systems, secure networked communications products, base support operations, aircraft modification, and several specialized products, partially offset by volume declines for aircraft support services, secure terminal equipment and airport security systems. The increase in consolidated net sales from acquired businesses was $2,157.1 million, or 22.8%, including $1,477.5 million from the Titan acquired businesses.

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Consolidated operating income increased by $114.2 million, or 11.5%, to $1,110.9 million for the year ended December 31, 2006 from $996.7 million for the year ended December 31, 2005, and consolidated operating margin declined by 1.7 percentage points to 8.9% for the year ended December 31, 2006 from 10.6% for the year ended December 31, 2005.

Excluding the Litigation Charge ($129.0 million) and Stock-Based Charge ($39.2 million), consolidated operating income would have increased by $282.4 million, or 28.3%, to $1,279.1 million for the year ended December 31, 2006 from $996.7 million for the year ended December 31, 2005, and consolidated operating margin would have declined by 0.3 percentage points to 10.3% for the year ended December 31, 2006 from 10.6% for the year ended December 31, 2005. Although consolidated operating margin declined, improved contract performance, higher sales volume and lower indirect costs increased operating margin by 0.3 percentage points. This increase was offset by lower margins from acquired businesses, which reduced consolidated operating margin by 0.3 percentage points, and SFAS 123R stock-based compensation expense, which reduced consolidated operating margin by 0.3 percentage points. The changes in operating margin are further explained in the company’s reportable segment results discussed below.

Interest and other income was $20.2 million for the year ended December 31, 2006, compared to $5.5 million for the year ended December 31, 2005. The increase was primarily due to a charge of $8.7 million to write-down the carrying value of certain investments in the 2005 third quarter that did not recur in 2006 and $3.5 million of interest income from the favorable settlement of a claim during the 2006 first quarter.

Interest expense for the year ended December 31, 2006 increased by $91.9 million, or 45.0%, to $296.1 million, compared to interest expense of $204.2 million for the year ended December 31, 2005. This increase was primarily due to the full year effect in 2006 of the interest expense on debt incurred to finance the Titan acquisition in July 2005.

The effective income tax rate for the year ended December 31, 2006 increased to 36.2% from 35.5% for the year ended December 31, 2005. Excluding the Litigation Charge and Stock-Based Charge, the effective income tax rate for the year ended December 31, 2006 would have been 36.6%. The increase in the effective income tax rate in 2006 was primarily due to the favorable disposition of certain tax contingencies in the 2005 third quarter (which did not recur in 2006), partially offset by higher income tax benefits in 2006 from foreign tax credits resulting from the repatriation of certain foreign earnings. The recent retroactive enactment to January 1, 2006 of the U.S. Federal income tax credit for research and experimentation activities reduced the tax rate for 2006 by 0.3 percentage points.

Funded orders for the year ended December 31, 2006 increased by $3,288.1 million, or 31.7%, to $13,653.5 million from $10,365.4 million for the year ended December 31, 2005.

Net cash from operating activities for the year ended December 31, 2006 increased by $227.5 million, or 26.9%, to $1,074.3 million from $846.8 million for the year ended December 31, 2005. Free cash flow for the year ended December 31, 2006 increased by $122.6 million, or 15.4%, to $920.1 million from free cash flow of $797.5 million for the year ended December 31, 2005.

The company’s cash and cash equivalents decreased by $45.7 million to $348.2 million at December 31, 2006 from $393.9 million at December 31, 2005. The decrease was primarily due to cash used for business acquisitions and to repay $100 million of senior term loans, partially offset by the company’s free cash flow for the year ended December 31, 2006.

Total debt of $4,535.0 million at December 31, 2006 decreased by $98.5 million from $4,633.5 million at December 31, 2005. The decrease in debt was primarily due to a repayment of $100 million of the company’s senior term loans in December 2006. Available borrowings under the company’s revolving credit facilities after reduction for outstanding letters of credit were $923.2 million at December 31, 2006.

L-3 Communications Announces Results for the 2006 Fourth Quarter	Page 4

Shareholders’ equity increased by $696.8 million to $5,187.5 million at December 31, 2006, compared to $4,490.7 million at December 31, 2005, primarily resulting from the company’s retained earnings for 2006, partially offset by approximately $110.0 million due to the adoption of SFAS 158, Employers’ Accounting for Defined Benefit Plans and Other Retirement Plans (SFAS 158). Effective December 31, 2006, the company adopted SFAS 158, which requires that losses and prior service costs not yet included in net period benefit costs be recognized as a component of accumulated other comprehensive income.

REPORTABLE SEGMENTS

During the 2006 fourth quarter, the company revised its four reportable segment presentations to conform with certain re-alignments in the company’s management and organization structure implemented by the company’s President and Chief Executive Officer. Consequently, the company made certain re-alignments to its reportable segments, reclassifying into the Government Services reportable segment the Technical and Management Services and Intelligence Solutions businesses, which were previously in the C3ISR reportable segment and reclassifying into the Specialized Products reportable segment the Electronics Systems business, which was previously in the Aircraft Modernization and Maintenance reportable segment.

Refer to the ‘‘Unaudited Supplemental Reportable Segment Data’’ tables attached to this press release, which present (1) the previous segment data presentation for the years ended December 31, 2006, 2005 and 2004, and the quarterly periods ended March 31, June 30, September 30 and December 31, 2006 and 2005, (2) the reclassifications for these periods to the respective reportable segments, and (3) the revised reportable segment data presentation for these periods.

The following discussion compares the operating results for the 2006 fourth quarter and the year ended December 31, 2006 to the corresponding periods in 2005 for each of the company’s reportable segments, which have been reclassified to conform to the revised reportable segment presentation.

Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR)

	Fourth Quarter			Year Ended December 31,
($ in millions)	2006	2005	Increase / (decrease)	2006	2005	Increase / (decrease)
Net sales	$548.3	$491.6	$56.7	$2,025.3	$1,801.6	$223.7
Operating income	58.3	51.9	6.4	215.8	216.7	(0.9)
Operating margin	10.6%	10.6%	—	10.7%	12.0%	(1.3)%

C3ISR net sales for the 2006 fourth quarter increased by 11.5% compared to the 2005 fourth quarter. The increase in net sales from acquired businesses of $34.1 million was primarily due to TRL Electronics plc (TRL), which was acquired on July 12, 2006. Organic sales growth was $22.6 million, or 4.6%, driven primarily by higher volumes for transportable satellite communications terminals, and recent new business awards for airborne mission and ISR systems.

C3ISR operating income for the 2006 fourth quarter increased by 12.3% compared to the 2005 fourth quarter. The increase in operating income was due to higher sales volume, while operating margin remained unchanged. Operating margin increased by 1.0 percentage points due to higher margins from acquired businesses, which were offset by a 0.4 percentage point reduction for SFAS 123R stock-based compensation expense and 0.6 percentage points primarily due to higher development costs for new secure communications products, which are expected to provide future growth sales. Orders for the C3ISR segment were $663.3 million during the 2006 fourth quarter.

For the year ended December 31, 2006, C3ISR net sales increased by 12.4% compared to the year ended December 31, 2005. Organic sales growth was $156.0 million, or 8.7%, driven largely by trends similar to those for the 2006 fourth quarter, except that organic sales growth for 2006 was partially offset by lower sales of secure terminal equipment, a product with declining demand as it continues to approach full deployment in the marketplace. The increase in net sales from acquired businesses was $67.7 million.

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C3ISR operating income for the year ended December 31, 2006 decreased by 0.4% compared to the year ended December 31, 2005. The decrease in operating income was due to lower operating margins of 1.3 percentage points partially offset by higher sales volume. Operating margin declined by 1.3 percentage points, primarily due to higher development costs for new secure communications products and higher sales volume on contracts with greater material and subcontractor content, which generally have lower margins, and by 0.4 percentage points for SFAS 123R stock-based compensation expense. These decreases were partially offset by an increase of 0.4 percentage points due to higher margins from acquired businesses.

Government Services

	Fourth Quarter			Year Ended December 31,
($ in millions)	2006	2005	Increase / (decrease)	2006	2005	Increase / (decrease)
Net sales	$991.3	$892.1	$99.2	$3,834.4	$2,188.3	$1,646.1
Operating income	81.6	85.0	(3.4)	342.9	201.8	141.1
Operating margin	8.2%	9.5%	(1.3)%	8.9%	9.2%	(0.3)%

Government Services net sales for the 2006 fourth quarter increased by 11.1% compared to the 2005 fourth quarter. Organic sales growth was $98.7 million, or 11.1%, and the increase in net sales from acquired businesses was $0.5 million. Organic sales growth was primarily due to increased sales volume for (1) intelligence support services because of recent competitive contract awards primarily to support the global war on terrorism, (2) training and leadership development services, primarily for the Iraq and Afghanistan governments’ ministries of defense, (3) communication software support, systems engineering, and other technical services to support U.S. Army communications and surveillance activities, and (4) the company’s linguist contract with the U.S. Army’s Intelligence and Security Command (INSCOM). The linguist contract generated sales of $155.9 million for the 2006 fourth quarter and in 2006 was the company’s largest contract in terms of annual sales. As previously disclosed in December 2006, INSCOM did not select L-3’s proposal for the Translation and Interpretation Management Services (TIMS) contract to provide translators and linguists in support of the U.S. military operations in Iraq. L-3 is the incumbent under the predecessor linguist contract, which contract ends in accordance with the contract terms, on March 9, 2007. On December 22, 2006, the company filed a protest with the U.S. Government Accountability Office (GAO) challenging the evaluation and selection decision for the TIMS contract.

Government Services operating income for the 2006 fourth quarter decreased by 4.0% compared to the 2005 fourth quarter. The decrease in operating income was primarily due to lower operating margin of 1.3 percentage points. Operating margin decreased by 1.0 percentage points due to higher sales on the linguist contract and contracts with greater subcontractor content which generate lower margins, severance costs of $4.1 million incurred related to certain administrative consolidation activities, and costs and expenses for the introduction of security video products. SFAS 123R stock-based compensation expense decreased operating margin by 0.3 percentage points. Orders for the Government Services segment were $1,134.0 million during the 2006 fourth quarter.

For the year ended December 31, 2006, Government Services net sales increased by 75.2% compared to the year ended December 31, 2005. The increase in net sales from acquired businesses was $1,306.8 million, primarily related to the Titan acquired businesses. Organic sales growth was $339.3 million, or 15.5%, driven primarily by trends similar to those for the 2006 fourth quarter. The linguist contract generated sales of $612.4 million for the year ended December 31, 2006.

Government Services operating income for the year ended December 31, 2006 increased by 69.9% compared to the year ended December 31, 2005. The increase in operating income was due to higher sales volume, partially offset by lower operating margin of 0.3 percentage points. Operating margin increased by 0.2 percentage points due to improved contract performance and lower indirect costs, which were partially offset by the 2006 fourth quarter severance costs of $4.1 million, and costs and expenses for the introduction of security video products. Operating margin also decreased by 0.2

L-3 Communications Announces Results for the 2006 Fourth Quarter	Page 6

percentage points because of lower margins from the Titan acquired businesses and by 0.3 percentage points due to SFAS 123R stock-based compensation expense.

Aircraft Modernization and Maintenance (AM&M)

	Fourth Quarter			Year Ended December 31,
($ in millions)	2006	2005	Increase / (decrease)	2006	2005	Increase / (decrease)
Net sales	$627.8	$558.9	$68.9	$2,327.5	$2,195.4	$132.1
Operating income	67.6	55.9	11.7	232.6	219.8	12.8
Operating margin	10.8%	10.0%	0.8%	10.0%	10.0%	—

AM&M net sales for the 2006 fourth quarter increased by 12.3% compared to the 2005 fourth quarter. The increase in net sales from acquired businesses was $39.1 million and was primarily due to the acquisition of Crestview Aerospace Corporation (Crestview), which occurred on June 29, 2006. Organic sales growth was $29.8 million, or 5.3%, driven primarily by increased sales volume for base support operations related to continued support of U.S. military operations in Iraq and Afghanistan, and aircraft support services due to recent new business awards.

AM&M operating income for the 2006 fourth quarter increased by 20.9% compared to the 2005 fourth quarter. The increase in operating income was due to higher sales volume and higher operating margins of 0.8 percentage points. Operating margin increased by 1.0 percentage points, primarily due to higher margins from acquired businesses, which were partially offset by a 0.2 percentage point reduction for SFAS 123R stock-based compensation expense. Orders for the AM&M segment were $783.8 million during the 2006 fourth quarter.

For the year ended December 31, 2006, AM&M net sales increased by 6.0% compared to the year ended December 31, 2005. The increase in net sales from acquired businesses was $85.6 million primarily due to the acquisition of Crestview and TCS Design and Management Services. Organic sales growth was $46.5 million, or 2.1%, driven by increased sales volume for base support operations and the completion of performance milestones on the Canadian Maritime Helicopter Program (MHP) contract. These sales increases were partially offset by lower sales due to the competitive loss of two contracts, one to provide maintenance and support services for U.S. Navy fixed wing training aircraft, which was lost in the second quarter of 2006, and another to support U.S. Air Force utility aircraft, which was lost in the first quarter of 2005.

AM&M operating income for the year ended December 31, 2006 increased by 5.8% compared to the year ended December 31, 2005. The increase in operating income was due to higher sales volume. Operating margin for 2006 was unchanged compared with 2005. Higher margins primarily from acquired businesses were offset by a 0.2 percentage point reduction for SFAS 123R stock-based compensation expense.

Specialized Products

	Fourth Quarter			Year Ended December 31,
($ in millions)	2006	2005	Increase / (decrease)	2006	2005	Increase / (decrease)
Net sales	$1,217.8	$957.6	$260.2	$4,289.7	$3,259.4	$1,030.3
Operating income	133.3	113.3	20.0	487.8	358.4	129.4
Operating margin	10.9%	11.8%	(0.9)%	11.4%	11.0%	0.4%

Specialized Products net sales for the 2006 fourth quarter increased by 27.2% compared to the 2005 fourth quarter. The increase in net sales from acquired businesses was $153.0 million. Sales from acquired businesses primarily include SAM Electronics GmbH (SAM), which was acquired on January 31, 2006. Organic sales growth was $107.2 million, or 11.2%, primarily due to higher sales volume for (1) Electro-Optic/Infrared (EO/IR) products due to increased demand and timing of scheduled deliveries, (2) simulation devices from recent contract awards, (3) combat vehicle propulsion systems for U.S. military reset and replacement of equipment consumed in the U.S. military operations in

L-3 Communications Announces Results for the 2006 Fourth Quarter	Page 7

Iraq, and (4) microwave products due to recent contract awards for electronic warfare equipment for the U.S. military and electron power components for commercial satellites. These increases were partially offset by volume declines for airport security products because of a reduction in the procurement of explosive detection systems by the U.S. Transportation Security Administration and foreign government customers.

Specialized Products operating income for the 2006 fourth quarter increased by 17.7% compared to the 2005 fourth quarter. The increase in operating income was primarily due to higher sales volume, partially offset by lower operating margin. Operating margin for the 2006 fourth quarter decreased by 0.9 percentage points compared to the 2005 fourth quarter. Operating margin declined by 0.9 percentage points because of lower margins from acquired businesses and 0.4 percentage points due to SFAS 123R stock-based compensation expense. These declines in operating margin were partially offset by an increase of 0.4 percentage points, primarily due to improved contract performance and lower indirect costs for several business areas, including EO/IR products and airport security products. Orders for the Specialized Products segment were $1,283.5 million during the 2006 fourth quarter.

For the year ended December 31, 2006, Specialized Products net sales increased by 31.6% compared to the year ended December 31, 2005. The increase in net sales from acquired businesses was $697.0 million. Acquired businesses primarily include SAM, which was acquired on January 31, 2006, and certain divisions of Titan, Electron Dynamic Devices, Inc. and Combat Propulsion Systems, all of which were acquired in 2005. Organic sales growth was $333.3 million, or 10.2%, primarily due to higher sales volume of (1) combat vehicle propulsion systems, (2) simulation devices, (3) EO/IR products, (4) acoustic undersea anti-submarine warfare products driven by sales of the company’s next generation airborne dipping sonars, and (5) precision and navigation systems primarily related to a new program awarded in 2006. These increases were partially offset by volume declines for airport security systems.

Specialized Products operating income for the year ended December 31, 2006 increased by 36.1% compared to the year ended December 31, 2005. The increase in operating income was primarily due to higher sales volume and operating margins. Operating margin increased by 1.4 percentage points, primarily due to improved contract performance and lower indirect costs for airport security systems and EO/IR products, and 0.3 percentage points for the settlement of a claim against a third party for patent infringement in the 2006 third quarter and charges recorded in 2005 that did not recur in 2006. These increases in operating margin were partially offset by a decline of 0.9 percentage points because of lower margins from acquired businesses and by 0.4 percentage points due to SFAS 123R stock-based compensation expense.

OUTLOOK

‘‘We believe that 2007 will be another strong year for L-3,’’ said Mr. Strianese. ‘‘Our businesses are performing very well and we entered the new year with a record funded backlog. In addition, the current U.S. defense budget presents many opportunities for L-3’s products and services. One of the high priority items for the Department of Defense is funding the U.S. military’s continued effort to transform its forces and equipment to deal with the global war on terrorism, insurgencies and rogue nations.’’

‘‘There is also an increased requirement in Iraq and Afghanistan for a variety of high-level government services, including training, education and leadership and organizational development. In addition, there is a continuing need to reset and recapitalize the military equipment degraded by the harsh operating environments in Iraq and Afghanistan. These are all areas where L-3 has significant capabilities.’’

‘‘There has been much debate about the size and scope of the supplemental spending bill to sustain the war effort in Iraq and Afghanistan,’’ continued Mr. Strianese. ‘‘We believe there is recognition that the U.S. needs to provide an adequate level of funding support to ensure the stability of those countries, as well as the Middle East region, and to continue the fight against the expanding circle of terrorist cells.’’

In homeland security, Mr. Strianese said that he believes there continues to be an opportunity for L-3’s solutions. He noted that the U.S. Congressional leadership will likely increase the focus on securing the nation’s infrastructure. The House of Representatives is increasing its focus on mandating

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cargo screening at airports and maritime ports, among other measures. There may be a greater emphasis on securing ports, maritime transportation and rail transit, in addition to upgrading existing airport checkpoints to detect a widening range of threats, which could benefit L-3, if it occurs.

‘‘As we approach L-3’s tenth anniversary in April 2007, we will continue to build upon the strategy that has been so successful for us, with a focus on refinements aimed at improving our business model,’’ said Mr. Strianese. ‘‘We will continue to focus on organic growth, earnings and cash flows by increasing our performance and by expanding our presence on key programs. We expect to improve the efficiency and performance of our current portfolio of businesses and combine select businesses to increase synergies. We also intend to fund promising technologies and solutions development in the high growth areas of the defense and homeland security budgets. L-3 will also continue to enhance customer relationships and partner with other companies to win larger programs.’’

On the acquisition front, Mr. Strianese said there continues to be a number of potential acquisition candidates. ‘‘We will focus on businesses that are reasonably valued, provide important technology, add customers, or provide the potential for meaningful synergies with L-3’s existing businesses. Our ultimate aim is to expand our offerings, our customer base and provide an attractive return for our shareholders.’’ Mr. Strianese noted several business areas where the company is actively reviewing acquisition candidates. They include C3ISR, sensors, technical services for intelligence and logistics, ground and mobile antenna technologies, as well as aircraft modernization companies.

‘‘We will also continue our disciplined approach to capital allocation,’’ continued Mr. Strianese. ‘‘We expect to return more cash to shareholders through the share repurchase plan announced in December 2006 and by continuing to moderately increase our dividend, while maintaining our financial flexibility.’’

Financial Outlook. Based on information known as of today, the company revised its financial guidance for the year ending December 31, 2007, as follows:

	2007 Financial Guidance
	Current(a)	Prior (December 18, 2006)
	(dollars in billions, except per share data)
Net sales	$12.9 to $13.1	$12.9 to $13.1
Operating margin	10.6% to 10.7%	10.6% to 10.7%
Effective tax rate	Approximately 37%	Approximately 37%
Diluted EPS	$5.55 to $5.65	$5.45 to $5.55
Net cash from operating activities	$1.2 (b)	$1.2 (b)
Capital expenditures, net of disposition of property, plant and equipment	(0.2)	(0.2)
Free cash flow	$1.0 (b)	$1.0 (b)

(a)	The 2007 guidance does not include sales, operating margin and earnings from the company’s linguist contract after March 9, 2007. On December 22, 2006, following the U.S. Army’s award on December 15, 2006 of the new contract for linguist services to another contractor, the company filed a protest of the selection with the GAO. The GAO’s review of the L-3 protest is scheduled to be completed on or before April 5, 2007. This could result in an extension of L-3’s period of performance on the contract to a date later than March 9, 2007.

(b)	The net cash from operating activities and free cash flow guidance for the year ended December 31, 2007 are before a possible OSI litigation verdict payment (up to $76 million, net of taxes).

L-3 Communications Announces Results for the 2006 Fourth Quarter	Page 9

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call today, Wednesday, January 31, 2007, at 1:00 PM ET that will be simultaneously broadcast live over the Internet. Michael T. Strianese, President and Chief Executive Officer, Ralph D’Ambrosio, Vice President and Chief Financial Officer, and Cynthia Swain, Vice President – Corporate Communications, will host the call.

1:00 PM ET
12:00 PM CT
11:00 AM MT
10:00 AM PT

Listeners may access the conference call live over the Internet at the following web address:

http://www.videonewswire.com/event.asp?id=37295

Please allow fifteen minutes prior to the call to download and install any necessary audio software. The archived version of the call may be accessed at either this site or by dialing (800) 642-1687 (passcode: 5727251), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services. The company is a leading merchant supplier of a broad array of high technology products, including guidance and navigation, sensors, scanners, fuzes, data links, propulsion systems, simulators, avionics, electro optics, satellite communications, electrical power equipment, encryption, signal intelligence, antennas and microwave components. L-3 also supports a variety of Homeland Security initiatives with products and services. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company’s web site at www.L-3com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘could’’ and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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−Financial Tables Follow−

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Consolidated net sales	$3,385.2	$2,900.2	$12,476.9	$9,444.7
Consolidated cost of sales	3,044.4	2,594.1	11,197.8	8,448.0
Litigation Charge	—	—	129.0	—
Stock-Based Charge	—	—	39.2	—
Operating income	340.8	306.1	1,110.9	996.7
Interest and other (income) expense, net	(5.8)	0.9	(20.2)	(5.5)
Interest expense	74.5	67.6	296.1	204.2
Minority interests in net income of consolidated subsidiaries	2.0	1.8	10.4	9.7
Income before income taxes	270.1	235.8	824.6	788.3
Provision for income taxes	96.5	84.4	298.5	279.8
Net income	$173.6	$151.4	$526.1	$508.5
Earnings per share:
Basic	$1.39	$1.26	$4.27	$4.28
Diluted(a)	$1.37	$1.24	$4.22	$4.20
Weighted average common shares outstanding:
Basic	125.1	120.1	123.1	118.8
Diluted	126.4	122.4	124.8	121.2

(a)	Effective January 1, 2006, diluted earnings per share includes the impact of adopting the provisions of SFAS 123R, which reduced diluted earnings per share by $0.06 and $0.24 for the three months and the year ended December 31, 2006, respectively. The company adopted the modified prospective transition method provided for in SFAS 123R, and, accordingly, has not restated amounts prior to January 1, 2006.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Funded Orders	$3,864.6	$2,773.0	$13,653.5	$10,365.4
Reportable Segment Operating Data
Net sales:
C3ISR	$548.3	$491.6	$2,025.3	$1,801.6
Government Services	991.3	892.1	3,834.4	2,188.3
AM&M	627.8	558.9	2,327.5	2,195.4
Specialized Products	1,217.8	957.6	4,289.7	3,259.4
Total	$3,385.2	$2,900.2	$12,476.9	$9,444.7
Operating income:(b)
C3ISR	$58.3	$51.9	$215.8	$216.7
Government Services	81.6	85.0	342.9	201.8
AM&M	67.6	55.9	232.6	219.8
Specialized Products	133.3	113.3	487.8	358.4
Total	$340.8	$306.1	$1,279.1	$996.7
Operating margin:(b)
C3ISR	10.6%	10.6%	10.7%	12.0%
Government Services	8.2%	9.5%	8.9%	9.2%
AM&M	10.8%	10.0%	10.0%	10.0%
Specialized Products	10.9%	11.8%	11.4%	11.0%
Total	10.1%	10.6%	10.3%	10.6%
Depreciation and amortization:
C3ISR	$9.6	$9.2	$35.0	$31.5
Government Services	7.5	5.1	27.6	14.5
AM&M	7.0	7.3	25.7	24.8
Specialized Products	28.0	20.5	99.9	77.0
Total	$52.1	$42.1	$188.2	$147.8
Cash flow data:
Net cash from operating activities	$339.1	$267.3	$1,074.3	$846.8
Net cash used in investing activities	(120.1)	(101.4)	(1,090.7)	(3,547.3)
Net cash (used in) from financing activities	(118.5)	1.7	(29.3)	2,441.0
Net increase (decrease) in cash	$100.5	$167.6	$(45.7)	$(259.5)

Period end data	December 31, 2006	December 31, 2005
Funded Backlog	$8,743.0	$7,000.9
Cash & cash equivalents	$348.2	$393.9
Total debt	$4,535.0	$4,633.5
Minority interests	$84.3	$81.2
Shareholders’ equity	$5,187.5	$4,490.7

(b)	Reportable segment operating income and operating margin for the year ended December 31, 2006 excludes the Litigation Charge of $129.0 million and Stock-Based Charge of $39.2 million.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Operating income	$340.8	$306.1	$1,110.9	$996.7
Add: Litigation Charge	—	—	129.0	—
Stock-Based Charge	—	—	39.2	—
Operating income excluding Litigation and Stock-Based Charges(c)	$340.8	$306.1	$1,279.1	$996.7
Net income	$173.6	$151.4	$526.1	$508.5
Add: Litigation Charge	—	—	78.2	—
Stock-Based Charge	—	—	25.5	—
Net income excluding Litigation and Stock-Based Charges(c)	$173.6	$151.4	$629.8	$508.5
Diluted earnings per share	$1.37	$1.24	$4.22	$4.20
Add: Litigation Charge	—	—	0.63	—
Stock-Based Charge	—	—	0.20	—
Diluted earnings per share excluding Litigation and Stock-Based Charges(c)	$1.37	$1.24	$5.05	$4.20
Net cash from operating activities	$339.1	$267.3	$1,074.3	$846.8
Less: Capital expenditures	(53.0)	(48.7)	(156.0)	(119.9)
Add: Dispositions of property, plant and equipment	—	1.0	1.8	3.2
Titan class action settlement payments	—	67.4	—	67.4
Free cash flow(d)	$286.1	$287.0	$920.1	$797.5

(c)	The company believes that the Litigation and Stock-Based Charges affect the comparability of the results of operations for the year ended December 31, 2006 to the results of operations for the year ended December 31, 2005. The company also believes that disclosing operating income excluding the Litigation and Stock-Based Charges will allow investors to more easily compare the year ended December 31, 2006 results to the year ended December 31, 2005 results.

(d)	The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL REPORTABLE SEGMENT DATA
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
(In millions)

	Previous Presentation			Reclassifications(e)			Revised Presentation
	2004	2005	2006	2004	2005	2006	2004	2005	2006
Sales:
C3ISR	$1,663.6	$2,170.1	$2,929.1	$—	$(368.5)	$(903.8)	$1,663.6	$1,801.6	$2,025.3
Government Services	1,059.9	1,819.8	2,930.6	—	368.5	903.8	1,059.9	2,188.3	3,834.4
AM&M	1,912.9	2,289.1	2,452.4	—	(93.7)	(124.9)	1,912.9	2,195.4	2,327.5
Specialized Products	2,260.6	3,165.7	4,164.8	—	93.7	124.9	2,260.6	3,259.4	4,289.7
Consolidated	$6,897.0	$9,444.7	$12,476.9	$—	$—	$—	$6,897.0	$9,444.7	$12,476.9
Operating Income:
C3ISR	$218.0	$249.9	$301.7	$—	$(33.2)	$(85.9)	$218.0	$216.7	$215.8
Government Services	124.1	168.6	257.0	—	33.2	85.9	124.1	201.8	342.9
AM&M	186.1	227.4	244.7	—	(7.6)	(12.1)	186.1	219.8	232.6
Specialized Products	220.4	350.8	475.7	—	7.6	12.1	220.4	358.4	487.8
Consolidated	$748.6	$996.7	$1,279.1	$—	$—	$—	$748.6	$996.7	$1,279.1
Operating margin:
C3ISR	13.1%	11.5%	10.3%				13.1%	12.0%	10.7%
Government Services	11.7%	9.3%	8.8%				11.7%	9.2%	8.9%
AM&M	9.7%	9.9%	10.0%				9.7%	10.0%	10.0%
Specialized Products	9.7%	11.1%	11.4%				9.7%	11.0%	11.4%
Consolidated	10.9%	10.6%	10.3%				10.9%	10.6%	10.3%
Organic Sales Growth Rate:
C3ISR	13.2%	7.8%	8.6%				13.2%	7.8%	8.7%
Government Services	27.3%	15.0%	17.0%				27.3%	15.0%	15.5%
AM&M	32.8%	14.9%	3.4%				32.8%	14.7%	2.1%
Specialized Products	5.3%	10.1%	9.5%				5.3%	10.3%	10.2%
Consolidated	15.1%	11.6%	9.3%				15.1%	11.6%	9.3%

(e)	The company reclassified the Technical & Management Services and Intelligence Solutions businesses from the C3ISR reportable segment to the Government Services reportable segment and reclassified the Electronics Systems business from the AM&M reportable segment to the Specialized Products reportable segment. These reclassifications had no affect on the 2004 reportable segment presentation because the affected businesses, all of which were part of previous L-3 acquisitions, were not included in L-3’s results of operations until January 1, 2005.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL REPORTABLE SEGMENT DATA
FOR THE QUARTERLY PERIODS ENDED MARCH 31, JUNE 30,
SEPTEMBER 30, AND DECEMBER 31, 2005
(In millions)

	Previous Presentation				Reclassifications(e)				Revised Presentation
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Sales:
C3ISR	$432.8	$428.8	$603.3	$705.2	$—	$—	$(154.9)	$(213.6)	$432.8	$428.8	$448.4	$491.6
Government Services	276.2	311.5	553.6	678.5	—	—	154.9	213.6	276.2	311.5	708.5	892.1
AM&M	576.7	579.2	549.0	584.2	(22.9)	(21.6)	(23.9)	(25.3)	553.8	557.6	525.1	558.9
Specialized Products	676.8	756.1	800.5	932.3	22.9	21.6	23.9	25.3	699.7	777.7	824.4	957.6
Consolidated	$1,962.5	$2,075.6	$2,506.4	$2,900.2	$—	$—	$—	$—	$1,962.5	$2,075.6	$2,506.4	$2,900.2
Operating Income:
C3ISR	$53.8	$55.1	$69.6	$71.4	$—	$—	$(13.7)	$(19.5)	$53.8	$55.1	$55.9	$51.9
Government Services	22.8	32.9	47.4	65.5	—	—	13.7	19.5	22.8	32.9	61.1	85.0
AM&M	54.7	58.5	56.4	57.7	(2.2)	(1.9)	(1.6)	(1.8)	52.5	56.6	54.8	55.9
Specialized Products	67.9	78.4	93.1	111.5	2.2	1.9	1.6	1.8	70.1	80.3	94.7	113.3
Consolidated	$199.2	$224.9	$266.5	$306.1	$—	$—	$—	$—	$199.2	$224.9	$266.5	$306.1
Operating Margin:
C3ISR	12.4%	12.8%	11.5%	10.1%					12.4%	12.8%	12.5%	10.6%
Government Services	8.3%	10.6%	8.6%	9.7%					8.3%	10.6%	8.6%	9.5%
AM&M	9.5%	10.1%	10.3%	9.9%					9.5%	10.2%	10.4%	10.0%
Specialized Products	10.0%	10.4%	11.6%	12.0%					10.0%	10.3%	11.5%	11.8%
Consolidated	10.2%	10.8%	10.6%	10.6%					10.2%	10.8%	10.6%	10.6%
Organic Sales Growth Rate:
C3ISR	12.0%	3.0%	0.9%	15.8%					12.0%	3.0%	0.9%	15.8%
Government Services	17.9%	10.4%	10.2%	21.6%					17.9%	10.4%	10.2%	21.6%
AM&M	25.2%	22.0%	12.2%	3.0%					25.2%	22.0%	11.7%	2.7%
Specialized Products	22.7%	10.3%	1.3%	8.9%					22.7%	10.3%	1.7%	9.2%
Consolidated	20.0%	11.7%	5.5%	10.7%					20.0%	11.7%	5.5%	10.7%

(e)	The company reclassified the Technical & Management Services and Intelligence Solutions businesses from the C3ISR reportable segment to the Government Services reportable segment and reclassified the Electronics Systems business from the AM&M reportable segment to the Specialized Products reportable segment. These reclassifications had no affect on the 2004 reportable segment presentation because the affected businesses, all of which were part of previous L-3 acquisitions, were not included in L-3’s results of operations until January 1, 2005.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL REPORTABLE SEGMENT DATA
FOR THE QUARTERLY PERIODS ENDED MARCH 31, JUNE 30,
SEPTEMBER 30, AND DECEMBER 31, 2006
(In millions)

	Previous Presentation				Reclassifications(e)				Revised Presentation
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Sales:
C3ISR	$682.4	$732.7	$732.6	$781.4	$(215.7)	$(222.5)	$(232.5)	$(233.1)	$466.7	$510.2	$500.1	$548.3
Government Services	683.1	747.4	741.9	758.2	215.7	222.5	232.5	233.1	898.8	969.9	974.4	991.3
AM&M	595.4	579.1	623.0	654.9	(33.6)	(32.9)	(31.3)	(27.1)	561.8	546.2	591.7	627.8
Specialized Products	942.9	1,024.2	1,007.0	1,190.7	33.6	32.9	31.3	27.1	976.5	1,057.1	1,038.3	1,217.8
Consolidated	$2,903.8	$3,083.4	$3,104.5	$3,385.2	$—	$—	$—	$—	$2,903.8	$3,083.4	$3,104.5	$3,385.2
Operating Income: (f)
C3ISR	$72.3	$76.7	$75.2	$77.5	$(18.8)	$(22.7)	$(25.2)	$(19.2)	$53.5	$54.0	$50.0	$58.3
Government Services	58.0	67.5	69.1	62.4	18.8	22.7	25.2	19.2	76.8	90.2	94.3	81.6
AM&M	52.4	56.9	64.1	71.3	(1.0)	(4.4)	(3.0)	(3.7)	51.4	52.5	61.1	67.6
Specialized Products	105.7	115.5	124.9	129.6	1.0	4.4	3.0	3.7	106.7	119.9	127.9	133.3
Consolidated	$288.4	$316.6	$333.3	$340.8	$—	$—	$—	$—	$288.4	$316.6	$333.3	$340.8
Operating Margin: (f)
C3ISR	10.6%	10.5%	10.3%	9.9%					11.5%	10.6%	10.0%	10.6%
Government Services	8.5%	9.0%	9.3%	8.2%					8.5%	9.3%	9.7%	8.2%
AM&M	8.8%	9.8%	10.3%	10.9%					9.1%	9.6%	10.3%	10.8%
Specialized Products	11.2%	11.3%	12.4%	10.9%					10.9%	11.3%	12.3%	10.9%
Consolidated	9.9%	10.3%	10.7%	10.1%					9.9%	10.3%	10.7%	10.1%
Organic Sales Growth Rate:
C3ISR	6.9%	17.9%	6.2%	6.0%					6.9%	17.9%	5.9%	4.6%
Government Services	27.7%	23.2%	14.6%	11.7%					27.7%	23.2%	13.0%	11.1%
AM&M	2.3%	(1.5)%	7.5%	5.4%					0.5%	(3.6)%	6.4%	5.3%
Specialized Products	8.3%	9.8%	8.3%	11.3%					9.6%	11.0%	8.9%	11.2%
Consolidated	9.0%	10.3%	9.0%	8.9%					9.0%	10.3%	9.0%	8.9%

(e)	The company reclassified the Technical & Management Services and Intelligence Solutions businesses from the C3ISR reportable segment to the Government Services reportable segment and reclassified the Electronics Systems business from the AM&M reportable segment to the Specialized Products reportable segment. These reclassifications had no affect on the 2004 reportable segment presentation because the affected businesses, all of which were part of previous L-3 acquisitions, were not included in L-3’s results of operations until January 1, 2005.

(f)	Reportable segment operating income and operating margin for the quarter ended June 30, 2006 excludes the Litigation Charge of $129.0 million and Stock-Based Charge of $39.2 million.